AMERICAN SHARED HOSPITAL SERVICES

REPORTS SECOND QUARTER AND FIRST HALF RESULTS

San Francisco, CA -- August 14, 2013 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first six months of 2013.

Second Quarter Results

Medical services revenue for the three months ended June 30, 2013 increased 7.0% to $4,583,000, compared to medical services revenue for the second quarter of 2012 of $4,284,000. The net loss for the second quarter of 2013 was $122,000, or $0.03 per diluted share. In comparison, for the second quarter of 2012, net income was $15,000, or $0.00 per diluted share.

This year's second quarter net loss included a loss from foreign currency transactions of $393,000, due to the weakening of the Turkish Lira against the U.S. Dollar. This foreign currency transaction loss impacted pre-tax income by $223,000, net of losses attributable to non-controlling interests.

Operating income for the second quarter of 2013 increased 26.2% to $284,000, compared to operating income for the second quarter of 2012 of $225,000.

The number of procedures performed on Gamma Knife® Perfexion™ systems supplied by AMS increased 35% for the second quarter and 25% for the first half of 2013 compared to the same periods of 2012. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion procedures, increased 26% for the second quarter and 24% for the first six months of 2013 compared to the same periods of 2012.

Medical services gross margin for the second quarter of 2013 was 41.3%, compared to medical services gross margin of 43.7% for the second quarter of 2012.

Selling and administrative expenses for the second quarter of 2013 was $1,153,000 compared to $1,109,000 for the second quarter of 2012.

Six Month Results

For the six months ended June 30, 2013, medical services revenue increased 6.5% to $9,251,000, compared to medical services revenue of $8,687,000 for the first six months of 2012. The net loss for the first six months of 2013 was $97,000, or $0.02 per diluted share, which included a pre-tax loss from foreign currency transactions of $534,000. For the first six months of 2012, net income was $24,000, or $0.01 per diluted share.

The net loss for this year's first half included a pre-tax loss from foreign currency transactions of $534,000. This foreign currency transaction loss reduced pre-tax income by $303,000, net of losses attributable to non-controlling interests.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $1,940,000 for the second quarter and $3,961,000 for the first six months of 2013, compared to $1,988,000 for the second quarter and $4,127,000 for the first six months of 2012.

Balance Sheet Highlights

At June 30, 2013, cash, cash equivalents and certificates of deposit were $10,345,000 compared to $10,564,000 at December 31, 2012. Shareholders' equity June 30, 2013 was $24,605,000, or $5.34 per outstanding share. This compares to shareholders' equity at December 31, 2012 of $24,830,000, or $5.39 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "AMS reported higher revenue and operating income for the second quarter despite the substantial reduction in Medicare reimbursement for Gamma Knife services that went into effect on April 1, 2013, as mandated by the American Taxpayer Relief Act of 2012. The improvement in revenue reflected higher patient volume at a number of our established sites, as well as the addition of two Gamma Knife Perfexion units to our portfolio since the end of last year's second quarter. The increase in revenue also reflected a favorable mix of procedures by location.

"Even more impressive, these gains were achieved despite realizing in the second quarter only a small fraction of the savings from the program we announced in late April to reduce future cash outlays by approximately $1,000,000 annually. We expect to realize the bulk of these savings once all steps are fully implemented during the third and fourth quarters.

"Last month, the Centers for Medicare and Medicaid Services (CMS) posted the proposed rule for Medicare's hospital outpatient prospective payment system for calendar year 2014. Within this proposed rule, CMS proposes updates for the delivery codes used for stereotactic radiosurgery (SRS), including Gamma Knife services. Specifically, CMS proposes to reimburse hospitals for a complete course of treatment comprised of a single session of SRS at $8,576 in 2014. This payment level would apply to single session treatment for all forms of SRS-Cobalt-60 SRS (Gamma Knife), robotic linear accelerator (LINAC) SRS or non-robotic LINAC SRS. By comparison, effective April 1, 2013, the Gamma Knife was reimbursed by CMS at $3,300 and during the period January 1, 2013 to March 31, 2013 at $7,910. This CMS proposed reimbursement rate is subject to comments from interested parties, and could change. Final CMS reimbursement rates are anticipated to be issued in fall 2013.

"As the world's largest provider of Gamma Knife services, the proposed reimbursement rates for SRS for 2014, if adopted, could be expected to have a positive impact on AMS' Gamma Knife business. In the meantime, as evidenced by our solid second quarter results, we believe we have positioned the company to deal effectively with reduced Medicare reimbursement for the balance of 2013."

In AMS' proton therapy business, Dr. Bates noted that construction of MD Anderson Orlando's dedicated proton center is underway. As previously announced, AMS has received a firm financing commitment for the MEVION S250TM Proton Therapy System it will supply for this $25 million facility. FDA approval of the MEVION S250 was received last year. Delivery of the MEVION synchrocyclotron is now scheduled for April 2014, and the facility is expected to begin treating patients in first half of 2015. The MD Anderson Cancer Center Orlando will be the model for additional proton centers AMS is developing.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 351-9852 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3548 8058#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 11, 2013.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 14, 2013
Page 4	Second Quarter Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Medical services revenue	$4,583,000	$4,284,000	$9,251,000	$8,687,000
Costs of revenue	2,690,000	2,411,000	5,240,000	4,977,000

Gross margin	1,893,000	1,873,000	4,011,000	3,710,000

Selling & administrative expense	1,153,000	1,109,000	2,388,000	2,133,000
Interest expense	456,000	539,000	927,000	1,113,000

Operating income	284,000	225,000	696,000	464,000

Loss on foreign
currency transaction	(393,000)	--	(534,000)	--
Other (loss) income	(6,000)	14,000	8,000	15,000

(Loss) income before income taxes	(115,000)	239,000	170,000	479,000
Income tax (benefit) expense	(12,000)	13,000	40,000	24,000

Net (loss) income	$(103,000)	$226,000	$130,000	$455,000

Less: Net income attributable
to non-controlling interest	(19,000)	(211,000)	(227,000)	(431,000)

Net (loss) income attributable to
American Shared Hospital Services	$(122,000)	$15,000	$(97,000)	$24,000

(Loss) earnings per common share:
Basic	$(0.03)	$0.00	$(0.02)	$0.01

Assuming dilution	$(0.03)	$0.00	$(0.02)	$0.01

	Balance Sheet Data
	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$1,345,000	$1,564,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$16,839,000	$15,956,000
Investment in common stock	$2,701,000	$--
Investment in preferred stock	$--	$2,687,000
Total assets	$73,835,000	$73,323,000

Current liabilities	$11,211,000	$9,653,000
Shareholders' equity	$24,605,000	$24,830,000